STRICTLY CONFIDENTIAL

                         [GRAPHIC OMITTED][COMPANY LOGO]

      DIAMOND TRIUMPH AUTO GLASS, INC. ANNOUNCES THIRD QUARTER 2004 RESULTS


Kingston, PA - November 15, 2004 - Diamond Triumph Auto Glass, Inc. announced today that net sales for the nine months ended September 30, 2004 decreased $7.1 million, or 4.2%, to $163.9 million as compared to $171.0 million for the nine months ended September 30, 2003. Net sales for the third quarter ended September 30, 2004 decreased $3.5 million, or 6.1%, to $53.6 million as compared to $57.1 million for the third quarter of 2003. Net income for the nine months ended September 30, 2004 decreased by $.6 million, or 19.4%, to $2.5 million from $3.1 million of net income for the nine months ended September 30, 2003. Net income for the third quarter ended September 30, 2004 increased by $1.9 million, or 86.4% to $2.2 million as compared to $0.3 million for the third quarter of 2003. EBITDA for the nine months ended September 30, 2004 decreased by $2.4 million, or 18.7%, to $10.4 million from $12.8 million for the nine months ended September 30, 2003. EBITDA for the third quarter of 2004 decreased by $0.2 million, or 6.5%, to $2.9 million from $3.1 million for the third quarter of 2003.



                        DIAMOND TRIUMPH AUTO GLASS, INC.
                                 ($ IN MILLIONS)

                                                  NINE MONTHS                  THREE MONTHS
                                                     ENDED                        ENDED
                                                  SEPTEMBER 30,                SEPTEMBER 30,
                                        -----------------------------   ----------------------------
                                             2004           2003           2004            2003
                                        -------------    ------------   ------------    -------------
                                                  (UNAUDITED)                    (UNAUDITED)

Net Sales                                      $163.9          $171.0          $53.6            $57.1
Cost of Sales                                    46.7            52.3           15.2             17.5
                                        -------------    ------------   ------------    -------------
Gross Profit                                    117.2           118.7           38.4             39.6
Operating Expenses                              108.5           108.0           36.0             37.1
                                        -------------    ------------   ------------    -------------
Income From Operations                           $8.7           $10.7           $2.4             $2.5
                                        =============    ============   ============    =============

Net Income                                       $2.5            $3.1           $2.2             $0.3
                                        =============    ============   ============    =============

EBITDA (1)                                      $10.4           $12.8           $2.9             $3.1
                                        =============    ============   ============    =============

Total Long-Term Debt                            $80.0           $80.0          $80.0            $80.0
                                        =============    ============   ============    =============

Norm Harris, Diamond Triumph's Chief Executive Officer, had the following comments regarding the Company. "During this sustained period of weaker demand and very challenging pricing conditions throughout the industry, we are pleased that our Company has been able to leverage costs by capitalizing on continual cost reduction initiatives. As a company, we will continue our drive to improve efficiency while we work to bring new products and services to our customers."

Michael Sumsky, Diamond Triumph's President and Chief Financial Officer added, "Despite weaker industry conditions, our Company's capital structure and cost environment has enabled the Company to continue to generate positive cash flow. As of September 30, 2004, the Company continued to maintain cash reserves and had no outstanding borrowings under our Credit Facility."

Diamond Triumph Auto Glass, Inc. headquartered in Kingston, PA, is a leading provider of automotive glass replacement and repair services. Diamond Triumph currently operates 251 company owned automotive glass service centers, approximately 1,100 mobile installation vehicles and six distribution centers in 45 states. For more information about Diamond Triumph, visit the website at WWW.DIAMONDTRIUMPH.COM.

     (1) EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is a measurement of Diamond Triumph's performance that is not required by, or presented in accordance with, GAAP. EBITDA is not a measurement of Diamond Triumph's financial performance under GAAP and should not be considered an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.

          Diamond Triumph presents EBITDA because it considers it an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry, many of which present EBITDA when reporting their results.

          Diamond Triumph believes issuers of "high yield" securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. Diamond Triumph believes EBITDA is an appropriate supplemental measure of debt service capacity, because cash expenditures on interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; depreciation and amortization are non-cash charges.

          Diamond Triumph also uses EBITDA for the following purposes: (i) its executives' compensation plans base incentive compensation payments on its EBITDA performance measured against budgets; and (ii) its credit agreement and its indenture for its Notes use EBITDA to measure Diamond Triumph's compliance with covenants such as interest coverage and debt incurrence. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of Diamond Triumph's results as reported under GAAP. Some of these limitations are:

          o EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

          o EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

          o EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

          o Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

          o Other companies in Diamond Triumph's industry may calculate EBITDA differently than Diamond Triumph does, limiting its usefulness as a comparative measure.

          Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to Diamond Triumph to invest in the growth of its business. Diamond Triumph compensates for these limitations by relying primarily on its GAAP results and using EBITDA only supplementally.

          Reconciliation of EBITDA to net income follows for the periods indicated:







                                                                     Nine Months Ended         Three Months Ended
                                                                        September 30,             September 30,
                                                                 ------------------------   -------------------------
                                                                    2004          2003        2004          2003
                                                                 ----------   -----------   -----------   -----------
                                                                  (dollars in millions)    (dollars in millions)
                   Net income ..................                        $2.5         $3.1          $2.2          $0.3
                   Interest expense...................                   6.2          5.6           2.0           2.0
                   Depreciation and amortization..                       1.7          2.1           0.5           0.6
                   Provision for income taxes......                      0.0          2.0          (1.8)          0.2
                                                                 -----------   ----------   -----------   -----------
                        EBITDA........................                $ 10.4        $12.8          $2.9          $3.1
                                                                 ===========   ==========   ===========   ===========





Contacts:  Michael A. Sumsky, President/Chief Financial Officer (570) 287-9915
           Ext. 3182